Exhibit 10.16

AMENDED AND RESTATED
ADVISORY SERVICES AGREEMENT

This AMENDED AND RESTATED ADVISORY SERVICES AGREEMENT (this "Agreement") is entered into effective December 31, 2009, between microHelix, an Oregon corporation (the "Company"), and Aequitas Capital Management, Inc., an Oregon corporation ("Aequitas").

Background

A.           The Company and Aequitas entered into an Advisory Services Agreement dated June 27, 2008 (the "Original Agreement") whereby the Company engaged Aequitas to provide certain advisory services to Company as requested from time to time.

B.           The parties have agreed to modify the Original Agreement in certain respects and to restate the terms of the modified Original Agreement.

C.           Capitalized terms used in this Agreement, if any, that are not defined herein have the meanings assigned to those terms in the Original Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.           Engagement.  Upon the terms and conditions herein set forth, the Company will continue to engage Aequitas for the Term (as defined below) to provide advisory services to the Company as requested from time to time by the Company in consideration for the compensation provided for in Section 3 below.  These services will be in connection with strategy development, strategic planning, marketing, corporate development and such other advisory services as the Company reasonably requests from time to time, and shall be performed under the direction of the Company's Board of Directors.  In consideration of the remuneration herein specified, Aequitas agrees to continue to perform the services specified herein.

2.            Term. This Agreement shall commence on the date hereof and shall terminate (except as provided in Section 6(g)) on the earliest to occur of (a) a Sale Transaction (defined below), (b) termination by Aequitas upon 30 days written notice to the Company, or (c) the date that Aequitas or an affiliate of Aequitas ceases to have a debt or equity investment in the Company (the "Term").  "Sale Transaction" means (i) the sale (in one or a series of related transactions) of all or substantially all of the Company's assets to a Person (defined below) or a group of Persons acting in concert, (ii) the sale or transfer (in one or a series of related transactions) of a majority of the outstanding capital stock of the Company, to one Person or a group of Persons acting in concert, or (iii) the merger or consolidation of the Company with or into another Person that is not an affiliate of the Company, in each case in clauses (ii) and (iii) above under circumstances in which the holders of a majority in voting power of the outstanding capital stock of the Company immediately prior to such transaction (excluding any Person or group of persons acting in concert who are acquiring the Company) own less than a majority in voting power of the outstanding capital stock of the Company, or voting equity securities of the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction.  A sale (or multiple related sales) of assets including, without limitation, one or more subsidiaries (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the assets of the Company shall be deemed a Sale Transaction.  "Person" shall be construed in the broadest sense and means and includes, without limitation, a natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and any other entity other than Aequitas or an affiliate of Aequitas.

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3.            Advisory Fee; Success Fee.

(a)           In consideration of Aequitas' undertaking to continue to provide the advisory services hereunder, the Company shall pay Aequitas a monthly advisory fee of $15,000 effective January 1, 2010 (the "Advisory Fee").  The Advisory Fee shall be payable by the Company whether or not the Company actually requests that Aequitas provide any management advisory services.  The Advisory Fee shall be paid monthly, in advance, on the first business day of each calendar month beginning January 1, 2010.  If requested by Aequitas, Advisory Fee payments shall be made by an Automated Clearing House ("ACH") transfer from the Company's checking account.

(b)           Notwithstanding anything to the contrary contained herein, the Company shall accrue but not pay the Advisory Fee if and for so long as (i) any such payment would constitute a default (or any event which might, with the lapse of time or the giving of notice or both, constitute a default) under the Company's financing agreements (a "Default "); provided, however, that the Company shall be obligated to pay any accrued Advisory Fees deferred under this Section 0 to the extent that such payment would not constitute a Default or (ii) Aequitas instructs the Company not to pay all or any portion of the Advisory Fee during any calendar month.  Interest will accrue on all due and unpaid Advisory Fees not paid pursuant to clause (i) of the preceding sentence at the Default Rate until such Advisory Fees are paid, and such interest shall compound annually.  The "Default Rate" shall be 18.0% per annum.

(c)           In addition to the Advisory Fee, the Company shall reimburse Aequitas promptly upon request for all reasonable out-of-pocket expenses incurred by Aequitas in connection with Aequitas' obligations hereunder, including without limitation the fees and expenses paid to consultants, subcontractors and other third parties in connection with such obligations, a monthly telephone charge of $50 and a monthly administrative charge of 15% of the out-of-pocket costs and expenses incurred.

(d)           In addition to the foregoing, the Company shall pay Aequitas a Success Fee as described in Exhibit A attached hereto.

(e)           On or before the expiration of the Term of this Agreement (the "Expiration Date"), the Company will pay Aequitas for any unpaid fees due through the Expiration Date.

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4.            Additional Rights and Obligations of the Parties.

(a)           During the Term, Aequitas shall maintain in its employ, or otherwise have available to it, personnel in its judgment sufficient in number and adequate in ability to perform all services that Aequitas is required to perform under this Agreement.

(b)           The Company shall at all times cooperate with Aequitas and keep Aequitas fully informed with regard to the business and significant activities of the Company and its subsidiaries.

(c)           Aequitas shall diligently and faithfully perform its obligations under this Agreement, but Aequitas shall not be responsible for any loss incurred by the Company or any of its subsidiaries as a result of any advice or recommendations of Aequitas.

5.            Indemnification.

(a)           Indemnification. The Company agrees to indemnify and hold harmless Aequitas (including its affiliates and its and their respective principals, officers, directors, shareholders, partners, members, managers and employees) from and against, and pay or reimburse Aequitas and such other indemnified persons for, any and all actions, claims, demands, proceedings, investigations, inquiries, liabilities, obligations, fines, deficiencies, costs, expenses, royalties, losses and damages (whether or not resulting from third party claims) related to or arising out of the execution, delivery or existence of this Agreement or the performance by Aequitas of services under this Agreement, and to reimburse Aequitas and any other indemnified person for out-of-pocket expenses and reasonable legal and accounting expenses incurred by it in connection with or relating to investigating, preparing to defend, defending, asserting or prosecuting any actions, claims or other proceedings (including any investigation or inquiry) arising in any manner out of or in connection with the execution, delivery or existence of this Agreement or Aequitas' performance of services hereunder (whether or not such indemnified person is a named party in such proceeding); provided, however, that the Company shall not be responsible under this Section 5(a) for any claims, liabilities, losses, damages or expenses to the extent that they are finally judicially determined (without right of further appeal) to result from actions taken by Aequitas (or by any other indemnified person) due to Aequitas' (or by any other indemnified person's) gross negligence, willful misconduct, bad faith or knowing violation of applicable law. The rights to indemnification pursuant to this Agreement shall be in addition to (but without duplication of) any other indemnification or other rights in favor of Aequitas or its affiliates.

(b)           Limitation on Liability. The Company also agrees that neither Aequitas nor any other indemnified person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for, or in connection with (i) the retention of Aequitas pursuant to this Agreement or the performance by Aequitas of its obligations under this Agreement, except to the extent that any such liability is finally judicially determined (without right of further appeal) to have resulted from Aequitas' (or such other indemnified person's) gross negligence or willful misconduct; or (ii) any investment by Aequitas or any of its affiliates in, or any loan by Aequitas or any of its affiliates to, the Company or any of its affiliates.  Aequitas makes no representations or warranties, express or implied, in respect of the services to be provided by Aequitas under this Agreement.  The Company further acknowledges that Aequitas' role under this Agreement is as an advisor only, that Aequitas does not and will not have or exercise control over the Company's affairs and/or governance, that Aequitas will have no liability for the actions of its affiliates in the absence of gross negligence, and that the Company waives any claims based on assertions that Aequitas exercises control or influence over the Company's affairs.  In no event will Aequitas or any other indemnified person be liable under this Agreement for any punitive, exemplary, indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise).

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(c)           Contribution.  If and to the extent that the indemnification provided for in Section 5(a) is not enforceable for any reason, the Company agrees to make the maximum contribution possible pursuant to applicable law to the payment and satisfaction of any actions, claims, liabilities, losses and damages incurred by Aequitas or the other indemnified persons for which they would have otherwise been entitled to be indemnified hereunder.

6.            Miscellaneous.

(a)           Marketing Authorization.  The Company agrees that Aequitas may use the Company's name and logo, and general information concerning the Company's relationship with Aequitas, on the Aequitas website and in Aequitas firm brochures (typically in a form commonly known as "tombstones"), in press releases, advertisements, and in other related marketing materials. This authorization will extend to reissues of the advertisements and other marketing tools which Aequitas may utilize in its marketing activities.  The Company may notify Aequitas in writing at any time to stop further use of references to Company in Aequitas marketing materials.

(b)           Notices. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered (including delivery by same-day courier), (ii) 3 business days after being mailed by first class mail, certified with return receipt requested, or (iii) 1 business day after delivery to a reputable overnight courier for next business day delivery, to the following addresses (or such other address as is specified in writing):

Aequitas Capital Management, Inc.
5300 Meadows Road, Suite 400
Lake Oswego, OR  97035
           Attn:  Legal Department

microHelix, Inc.
Attn: President
5300 Meadows Road, Suite 400
Lake Oswego, OR 97035

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(c)           Entire Agreement; Amendment and Modification. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, superseding all prior understandings and agreements whether written or oral.  This Agreement may not be amended or revised except by a writing signed by Aequitas and the Company.

(d)           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns but may not be assigned (and no duties may be delegated) by any party without the prior written consent of the other parties hereto, except that without such written consent Aequitas may assign this Agreement, or the right to receive any amounts due from the Company to Aequitas hereunder, to any of its affiliates.

(e)           Arbitration. Any dispute arising under this Agreement shall be resolved by binding arbitration in Portland, Oregon and carried out under the auspices and rules of Arbitration Service of Portland, Inc. or any other arbitration service acceptable to the parties.  The parties agree that any such arbitration shall be initiated within one year of the event forming the basis for the dispute.  Any claims not submitted to arbitration within one year shall be deemed waived.  The arbitration shall be held before a single arbitrator (unless otherwise agreed by the parties).  The arbitrator shall be chosen from a panel of attorneys knowledgeable in the field of law concerning the matter in dispute. The parties agree that the arbitrator shall have no jurisdiction to consider evidence with respect to or render an award or judgment for punitive damages (or any other amount awarded for the purpose of imposing a penalty) or any amount in excess of actual damages.  The parties agree that all facts and other information related to any arbitration arising under this Agreement shall be kept confidential to the fullest extent permitted by law.  Depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent authorized in civil judicial proceedings.  The determination of the arbitrator shall be binding upon the parties and judgment upon the award rendered may be entered in any court having jurisdiction thereof.  Arbitration fees payable to the arbitrator shall be paid equally by the parties to the dispute; each party shall otherwise bear its own attorney fees, costs and expenses associated with the arbitration.  Notwithstanding the foregoing, no party shall be prevented from seeking injunctive relief from a court of competent jurisdiction in order to enforce this Agreement.  In any action for equitable relief, the parties agree to waive any requirement for the posting of a bond or security to the extent permitted by law.

(f)           Governing Law; Venue. This Agreement shall be deemed a contract made under the laws of the state of Oregon and, together with the rights and obligations of the parties hereunder, will be construed under and governed by the laws of the state of Oregon, without giving effect to any conflicts of law provisions thereunder.  Subject to Section 6(e) above, the parties irrevocably submit to the jurisdiction of any state or federal court sitting in Portland, Oregon, in any action or proceeding brought to enforce, or otherwise arising out of or relating to, this Agreement, and hereby waive any objection to venue in any such court and any claim that such forum is an inconvenient forum.

(g)           Waiver of Jury Trial.  Each party hereby irrevocably waives any right it may have, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection herewith or arising out of this Agreement or any transaction contemplated hereby.

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(h)           Survival. Upon expiration or termination of this Agreement, all liabilities and obligations hereunder automatically shall terminate except (i) liability for breaches by any party prior thereto, (ii) the Company's obligations under Section 3 (with respect to any fees payable or incurred either prior to or at the termination of this Agreement or following termination), and (iii) the Company's obligations under Section 5, each of which shall survive the termination of this Agreement.

(h)           Independent Contractor.  The parties acknowledge and agree that Aequitas is and shall act as an independent contractor of the Company in the performance of its duties hereunder.  Aequitas is not, and in the performance of its duties will not hold itself out as, an employee, agent or partner of the Company or any of its subsidiaries.

(i)           Counterparts. This Agreement may be signed and delivered in multiple counterparts (including delivery by means of facsimile or electronic means), each of which shall be deemed an original but which together shall constitute one and the same instrument.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Advisory Services Agreement as of the date first above written.

MICROHELIX, INC.

By:	/s/Brian A. Oliver
Name: Brian A. Oliver
Its: Secretary

AEQUITAS CAPITAL MANAGEMENT, INC.

By:	/s/ Robert J. Jesenik
Name: Robert J. Jesenik
Title: CEO

Exhibit A